Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 1, 2022, among Full House Resorts, Inc., a Delaware corporation (the “Issuer”), FHR-Illinois LLC (the “Guaranteeing Subsidiary”), the Guarantors (as defined in the Indenture referred to herein) and Wilmington Trust, National Association, as trustee under the Indenture referred to below (in such capacity, the “Trustee”).

W I T N E S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (as has been or may be amended, supplemented, or otherwise modified, collectively, the “Indenture”), dated as of February 12, 2021, providing for the issuance of an aggregate principal amount of $310,000,000 of 8.250% Senior Secured Notes due 2028 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides, among other things, that the Issuer, the Guarantors, the Trustee and the Collateral Trustee, as applicable, may amend or supplement the Indenture with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding;

WHEREAS, the Issuer desires to amend the Indenture;

WHEREAS, the Issuer has solicited consents (“Consents”) of the Holders of the Notes to certain amendments to the Indenture set forth in Section 2 of this Supplemental Indenture (the “Amendments”) pursuant to that certain Consent Solicitation Statement, dated January 25, 2022 (the “Consent Solicitation Statement”);

WHEREAS, as of the date hereof the Holders of at least a majority in aggregate principal amount of the Notes outstanding, excluding Notes owned by the Issuer, any Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or the Guarantors, voting as a single class have delivered (and not revoked) valid Consents to the Amendments in accordance with Section 9.02 of the Indenture;

WHEREAS, the Issuer has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) copies of resolutions of the Boards of Directors (or equivalent governing bodies or persons) of the Issuer and the Guarantors authorizing the execution of this Supplemental Indenture, (ii) evidence of the Consents described in the immediately preceding paragraph, and (iii) the Officer’s Certificate and Opinion of Counsel described in Sections 9.06 and 13.04 of the Indenture;

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”);

WHEREAS, the Issuer has requested that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, all other acts and proceedings required by law and the Indenture necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been complied with or have been duly done or performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually covenant and agree for the benefit of each other and the equal and ratable benefit of the Holders of the Notes as follows:

1.CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 11 thereof.
3.	AMENDMENTS.

(a)Section 1.01 of the Indenture is hereby amended to include the following definition in appropriate alphabetical order:

“New Notes” means the up to $100.0 million of additional Notes incurred by the Company.”

(b)Section 1.01 of the Indenture is hereby amended by amending and restating the following definition it in its entirety to read as set forth below:

“Credit Agreement” means that certain Credit Agreement, dated as of March 31, 2021, by and among the Company, the Guarantors, Capital One, National Association as administrative agent, and the lenders party thereto from time to time, providing for up to $40,000,000 of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.”

(c)Clause (13) of the definition of “Permitted Liens” in Section 1.01 of the Indenture is hereby amended to delete the word “and” at the end of clause (30) thereof, replace the period (“.”) at the end of clause (31) thereof with “; and” and add a new clause (32) as set forth below:

“(32)Liens on Collateral securing the New Notes.”

(d)Section 4.08(b) of the Indenture is hereby amended to delete the word “and” at the end of clause (xx) thereof, replace the period (“.”) at the end of clause (xxi) thereof with “; and”, and add a new clause (xxii) to read as set forth below:

“(xxii)the incurrence by the Company and the Restricted Subsidiaries of the New Notes;”.

(d)Section 4.09(b)(ii) of the Indenture is hereby amended in its entirety to read as set forth below:

“(ii)the incurrence by the Company and its Restricted Subsidiaries of Indebtedness and reimbursement obligations with respect to letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (2) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (2), not to exceed $40.0 million; provided further that the Indebtedness under this clause (ii) may be designated as Parity Lien Debt or Priority Lien Debt.”

(e)Section 4.09(b)(xxi) of the Indenture is hereby amended in its entirety to read as set forth below:

“(xxi)the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding under this clause (xxi), including all Permitted

Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (xxi), not to exceed $40 million; provided that Indebtedness under this clause (xxi) may be designated Parity Lien Debt (but not Priority Lien Debt).”

4.EFFECTIVE DATE OF THIS SUPPLEMENTAL INDENTURE. This Supplemental Indenture shall be executed, delivered and effective as of the date first written above but shall not become operative until the payment of the Consent Fee (as defined in the Consent Solicitation Statement) by the Issuer pursuant to the terms of the Consent Solicitation Statement. The Issuer shall notify the Trustee in writing promptly following the payment of the Consent Fee.

5.REFERENCE TO AND EFFECT ON INDENTURE. On and after the date upon which this Supplemental Indenture becomes operative, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” (and all references to the Indenture in any other agreements, documents or instruments) shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture, unless the context otherwise requires. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

6.GOVERNING LAW; WAIVER OF JULY TRIAL. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE AND EACH HOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

8.EFFECT OF HEADINGS. The Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

9.THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer, the Guaranteeing Subsidiary and the Guarantors.

10.SEVERABILITY. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

ISSUER:

FULL HOUSE RESORTS, INC.

By:	/s/ Lewis A. Fanger

	Name:	Lewis A. Fanger
	Title:	Senior Vice President, Chief Financial Officer, and Treasurer

GUARANTEEING SUBSIDIARY

FHR-ILLINOIS LLC

By:	/s/ Lewis A. Fanger

	Name:	Lewis A. Fanger
	Title:	Vice President and Treasurer

GUARANTORS:

FULL HOUSE SUBSIDIARY, INC.
FULL HOUSE GAMING SUBSIDIARY II, INC.
GAMING ENTERTAINMENT (NEVADA) LLC
GAMING ENTERTAINMENT (INDIANA) LLC
STOCKMAN’S CASINO
SILVER SLIPPER CASINO VENTURE LLC
GAMING ENTERTAINMENT (KENTUCKY) LLC
RICHARD AND LOUISE JOHNSON, LLC
FHR-COLORADO LLC
FHR-ATLAS LLC

By:	/s/ Lewis A. Fanger

	Name:	Lewis A. Fanger
	Title:	Vice President and Treasurer

TRUSTEE:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Quinton M. DePompolo

	Name:	Quinton M. DePompolo
	Title:	Banking Officer